Exhibit 10.10

SUBLEASE AGREEMENT

This Sublease Agreement (this “Sublease”) is effective as of December 7, 2018 (the “Effective Date”), by and between Motorola Solutions, Inc, a Delaware Corporation (“Sublandlord”) and All West Bancorp, a Utah corporation (“Subtenant”).

RECITALS

A.        Motorola Solutions (“Sublandlord” or “Tenant”) and MOUNTAIN VIEW BUSINESS CENТER, LLC, (“Master Landlord”) entered into that certain Mountain View Corporate Center Lease dated July 26, 2005 (as amended, modified and/or supplemented, the “Master Lease”)  under which Sublandlord is Tenant (as such term is defined in the Master Lease), a copy of which is attached hereto as Exhibit A, with respect to the premises consisting of 18,902 rentable square feet of office space (Suites 100, 110, 150 and 190) on the first (1st) floor (the “Premises”) of the Mountain View Corporate Center office building located at 756 East Winchester Street, Мurrау, Utah;

B.          With the consent of Master Landlord and Sublandlord, Sublandlord desires to Sublease to Subtenant and Subtenant desires to lease from Sublandlord the entire Premises as more particularly described in Exhibit B hereto together with the shared right to use any and all common area facilities as provided by Master Landlord to Sublandlord under this Sublease and only to the extent permitted under the Master Lease, and Subtenant desires to sublease the Premises from Sublandlord under and subject to the terms hereof and of the Master Lease.

NOW, THEREFORE, in consideration of the above and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.           Definitions.  All capitalized terms used herein but not defined shall have the meaning set forth in the Master Lease.

2.          Sublease; Condition of Premises.  Sublandlord hereby subleases to Subtenant, and Subtenant hereby hires and Subleases from Sublandlord the Premises. Upon and subject to all of the terms, covenants, and conditions provided for herein, Subtenant accepts as of the date hereof the Premises in its “AS IS” condition with all faults or defects now known or later discovered. It is expressly understood and agreed that neither Master Landlord nor Sublandlord have agreed to perform any improvements to the Premises, and that any such improvements, repairs and maintenance shall be performed only at the sole cost and expense of Subtenant, subject to Sublandlord’s and Master Landlord written approval, the terms and conditions of this Sublease, this Sublease and the Master Lease.

3.          Term.  The term (the "Term") of this Sublease shall commence on the earlier of (i) January 1, 2019, or (ii) Subtenant conducting business on the Premises (the "Commencement Date") and end on December 31, 2021 (the “Expiration Date”). Sublandlord shall provide Subtenant with early access to the Premises prior to the Commencement Date upon Master Landlord’s consent, full execution of this Sublease for the installation of the Subtenant’s fixtures, furniture, and equipment and connecting telephones and network systems subject to all terms of this Sublease, payment of the Security Deposit and first month Rent (as defined below), and providing Sublandlord an insurance certificate as required herein and under the Master Lease, except that Subtenant shall have no obligation to pay Rent until the Commencement Date. Subtenant shall pay all applicable charges not included within the rent during this early access period, including but not limited to electricity charges and any additional services.  Subtenant shall have no options to extend or renew the Term and no right to any early termination option under the Master Lease.

4.           Rent.

(a)          Rent.  Subtenant agrees to pay rent for the use and occupancy of the Premises in an amount as shown on Exhibit C (the "Rent").  This Sublease is intended to be a "gross" sublease.  There will be no additional charges for pass-throughs of operating expenses or real estate taxes.   Rent shall be due and payable in advance each month on or before the first of every month during the Term of this Sublease. Subtenant shall be responsible for all costs, fees, charges, taxes, surcharges for electricity at the Premises, or any services that goes above and beyond what is included under the Master Lease. Sublandlord shall not provide any services that Master Landlord does not provide under the Master Lease. Subtenant shall be responsible for and pay for its own security, insurance as required under the Master Lease (naming Sublandlord as an additional insured in addition to Master Landlord and any other parties required under the Master Lease), information technology, telephone, after hours HVAC and all costs and expenses which are not included in the Master Lease; and, any and all services beyond what is provided under the Master Lease. In addition Subtenant shall pay for any damages or maintenance items for which Master Landlord is not responsible for under the Master Lease or any additional cost incurred due to Subtenant’s use of the Premises.

(b)         Payment.  Subtenant shall pay all Rent as and when the same is due under the Sublease without demand. Subtenant shall pay all Rent to Sublandlord at the address provided herein or at such place as Sublandlord may designate from time to time in writing. Sublandlord shall pay all Rent as and when the same is due to the Master Landlord under the Master Lease. First month rent payment shall be due and payable upon execution of this Sublease.

(c)          Late Payment.          If Subtenant fails to pay any Rent or other amounts due under this Sublease when due and owing, Subtenant shall reimburse Sublandlord for any and all actual costs reasonably incurred by Sublandlord and any and all late charges and interest charges due and owing under this Sublease resulting from Subtenant’s failure to pay such amount. Further, Subtenant shall pay to Sublandlord any actual costs incurred by Sublandlord as a result of Subtenant's failure to pay such amounts when due and owing within five (5) days of receipt of notice from Sublandlord regarding such amounts.

5.           Security Deposit.      Due upon Subtenant’s execution of this Sublease, Subtenant shall deposit with the Sublandlord the sum of  twenty-eight thousand three hundred and fifty-three Dollars ($28,353.00) (“Security Deposit”) which shall be retained by the Sublandlord as security for the Subtenant’s payment of Rent and performance of all of its other obligations under the provisions of this Sublease. On the occurrence of an event of default by Subtenant, beyond any applicable notice and cure period, the Sublandlord shall be entitled, in addition to all other remedies at law or in equity, at its sole discretion, to:

(i)          apply any or all of such sum in payment of any Rent then due and unpaid, any expense incurred by the Sublandlord in curing any such default, and/or any damages incurred by the Sublandlord by reason of such default (including but not limited to reasonable attorneys’ fees), in which event Subtenant shall immediately restore the amount so applied, and/or

(ii)          to retain any or all of such sum in liquidation of any or all damages suffered by the Sublandlord by reason of such default.  However, the foregoing shall not serve in any event to limit the rights, remedies and damages accruing to Sublandlord or any other provision of this Sublease on account of default by Subtenant.  The security deposit shall not be applied to the last month’s installment of Rent; rather, upon the termination of this Sublease, any of such security deposit then remaining shall be returned to the Subtenant within sixty (60) days from the date of termination.  Such security deposit shall not bear interest while being held by the Sublandlord hereunder.

In the event Sublandlord applies any portion of the Security Deposit to remedy any such  default or to repair damages to the Premises caused by Subtenant, Subtenant shall pay to Sublandlord, within thirty (30) days after written demand for such payment, all monies necessary to restore the Security Deposit up to the corresponding amount.

6.          Termination.  If at any time prior to the Expiration Date, the Master Lease is terminated for any reason, or Sublandlord’s right to possession of the Premises is terminated without termination of this Sublease, this Sublease shall terminate at such time without further action on the part of Sublandlord and Subtenant shall have no further right to possession of the Premises.  Sublandlord and Subtenant shall thereupon be relieved of all liability and obligation hereunder, except (i) liabilities and obligations which accrued or arose prior to the date of such termination or expiration and (ii) liabilities and obligations relating to any breach hereof or default hereunder prior to said date. Nothing contained herein shall prevent Subtenant, upon the expiration or earlier termination of the Master Lease, from entering into a lease with Master Landlord for the Premises or any other premises leased by Sublandlord or owned by Master Landlord, as applicable.

7.          Holdover.  Subtenant will not be entitled to holdover beyond the Term of this Sublease.  No holding over by Subtenant after the Term of this Sublease will operate to extend the Term of this Sublease.  In the event of any unauthorized holding over, such occupancy will be a tenancy at sufferance and Subtenant shall pay to Sublandlord as Rent an amount per month equal to the entirety of the full amount required to be paid by Tenant for holding over under the Master Lease.  In addition, if Subtenant holds over at the Premises and/or has not returned the Premises in the condition required under the Master Lease on or before the end of the Term, Subtenant will indemnify Sublandlord against any claims for losses and/or damages incurred by Sublandlord under the Master Agreement as a result thereof including, without limitation, claims for damages made by the Master Landlord or claims for damages by any tenant or owner to whom Sublandlord or the Master Landlord may have leased or sold all or any portion of the Premises, as applicable.

8.          Use.  Subtenant may use the Premises for any purpose that is permitted under the Master Lease.

9.          Furniture and Equipment.   Sublandlord makes no representations with respect to the Furniture which is provided “as is” condition with all faults and defects now known or later discovered, and Sublandlord shall have no obligation to make any alterations or repairs thereto.  Subject to the terms and conditions of the Master Lease, Subtenant shall remove all Furniture, equipment or furniture delivered within the Premises, as well as any equipment or furniture brought in the Premises by the Subtenant from the Premises on or prior to the Expiration Date or such earlier date that the Sublease is terminated or the Subtenant’s right to possession is terminated.

Sublandlord agrees to convey to Subtenant the furniture (“Furniture”) for consideration in the amount of One Dollar subject to the Subtenant’s agreement to remove said Furniture at its own cost and expense at the expiration or earlier termination of the Sublease. Sublandlord shall convey said Furniture on the Commencement Date to Subtenant “AS-IS WITH ALL FAULTS NOW KNOWN OR LATER DISCOVERED AND WITHOUT ANY WARRANTIES OF ANY TYPE, EXPRESS, IMPLIED, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE.”  Subtenant agrees to indemnify and hold Sublandlord, its successors and assigns harmless for any and all damages, costs, losses, claims or expenses Sublandlord incurs relating to the use or removal of the Furniture or Subtenant’s failure to remove the Furniture at the end of the Sublease Term.

Subtenant agrees to remove and dispose the sixteen (16) orange Herman Miller work stations in the Southeast portion of the Premises in exchange of a rent abatement of one thousand six hundred dollars ($1,600.00) to be applied to the second month Rent payment.

10.          Parking and Signage. All parking rights granted to Sublandlord under the Master Lease shall pass to Subtenant and any associated costs will be passed-through to Subtenant.  Without limiting the foregoing, Subtenant shall be entitled to four (4) unreserved surface parking spaces per 1,000 rentable square feet of the Premises at no charge, and seven (7) reserved parking spaces at a rate of $35.00 per month per space.  The underground parking spaces shall be reserved in a location mutually agreeable to the Master Landlord and Subtenant.  All signage rights granted to Sublandlord under the Master Lease shall pass to Subtenant provided that Subtenant carries any and all costs associated to said signage.

11.          The Master Lease.

(a)          Sublandlord leases the Premises to Subtenant subject to each and every term, condition, covenant, and obligation of the Master Lease and this Sublease. Notwithstanding anything to the contrary contained herein, Subtenant hereby unconditionally and irrevocably accepts this Sublease and the Premises subject to the terms and conditions of the Master Lease. Subtenant agrees to be bound by each and every term, condition, covenant, and obligation of the Master Lease binding on the Sublandlord with respect to the Premises. The Master Lease is incorporated herein as if Sublandlord were the "Landlord" thereunder and Subtenant were the "Tenant" thereunder and the premises therein were the Premises, as applicable, except as otherwise expressly provided herein and except to the extent that the terms of the Master Lease and this Sublease are inconsistent with the express terms of this Sublease.

(b)        In no event shall Subtenant have the right to exercise any right or option under the Master Lease to lease additional space, or to extend or terminate the term of the Master Lease or this Sublease. Without limiting the foregoing, Subtenant shall receive no benefit or have any rights whatever under Sections 40 and 41 of the Master Lease.

(c)          Subtenant shall obtain and keep in full force and effect throughout the Term such insurance for the Premises as is required to be carried by the Tenant under the Master Agreement. The Sublandlord and Master Landlord shall be named as additional insured under all such policies. If the Master Agreement does not require insurance to be carried by the Tenant, then the Subtenant shall obtain such insurance for the Premises as is reasonably required by the Sublandlord.

(d)          Subtenant shall look solely and directly to the Master Landlord for any and all services to be provided to the Premises pursuant to the Master Lease, respectively, or otherwise. Failure on the part of the Master Landlord or any party to provide these services shall not be a default by Sublandlord of its obligations under this Sublease and Subtenant hereby waives any right (including under any applicable law) to claim damages against Sublandlord for the failure of Master Landlord, as applicable, to provide such services.   Notwithstanding the foregoing, if the Master Landlord for reasons outside Master Landlord’s control wrongfully denies access to the entire Premises, or wrongfully withholds services that substantially disrupt Subtenant’s useful possession of the entire Premises as reasonably determined by Sublandlord and Subtenant, and Subtenant notifies in writing to Sublandlord and said interference of access or withholding of services continues beyond fifteen (15) days, Subtenant shall be entitled to receive a proportionate reduction of the Rent payable hereunder.

(e)          Sublandlord agrees to take commercially reasonable efforts to assist Subtenant as Subtenant may request from time to time in enforcing Master Landlord to provide services under this Sublease; provided, however, that Subtenant shall reimburse Sublandlord for any all reasonable costs and expenses (including reasonable attorneys' fees) actually incurred by Sublandlord in connection therewith.  Sublandlord shall in no way be liable to Subtenant for any failure by Master Landlord to perform its obligations under this Sublease and the Master Lease, respectively.  If Master Landlord shall default in the performance of any of Master Landlord’s obligations under the Master Lease, Sublandlord shall, at Subtenant's written reasonable request, send notice of such default to Master Landlord. If (x) such default continues uncured beyond any applicable cure period provided in the Master Lease, and (y) Subtenant gives notice to Sublandlord requesting that Sublandlord institute an appropriate action or proceeding to enforce Sublandlord’s obligations as applicable, and Sublandlord fails to do so within thirty (30) days after receipt of Subtenant’s written request, then Subtenant shall have the right to institute an appropriate action or proceeding against Master Landlord in the name of Sublandlord to enforce Sublandlord’s rights under the Master Lease which are applicable to Subtenant. Any counsel engaged by Subtenant to institute such actions shall be reasonably acceptable to Sublandlord. Sublandlord shall reasonably cooperate with the reasonable requests of Subtenant necessary to enable Subtenant to proceed in Sublandlord’s name; provided that Sublandlord will not have any liability for any costs incurred in connection with this enforcement.

(f)          Sublandlord shall not (i) (A) take or fail to take any action that would constitute a violation or breach of any of the terms, conditions or provisions of this Sublease or would cause the Master Lease to be terminated or forfeited, or (B) permit any such violation or breach, (ii) voluntarily cancel or surrender the Master Lease Agreement without the prior written consent of Subtenant, or (iii) assign or Sublease its interest thereunder (other than pursuant to this Sublease) except to the extent the Master Lease permits any such assignment or Sublease and only if the assignee or sublessee assumes the obligations of Sublandlord hereunder.

(g)          Except to the extent expressly set forth in this Sublease, Sublandlord may not make or permit any modification or waiver of the Master Lease that will adversely affect the rights or obligations of Subtenant hereunder without the consent of Subtenant, which consent may not be unreasonably withheld, conditioned or delayed.  Any modification in violation of the foregoing shall not be effective against Subtenant without Subtenant’s written consent.

(h)          Sublandlord shall promptly furnish Subtenant with copies of all notices relating to the Subleased Premises which Sublandlord receives from Sublandlord.

(i)          Provided Subtenant makes timely payment of Rent as and when due hereunder, Sublandlord agrees to pay all rent and other charges according to the terms and conditions set forth in this Sublease.

(j)         Wherever in this Sublease the Sublandlord is required to obtain the consent of Master Landlord prior to taking any action, Subtenant shall notify Sublandlord and/or Master Landlord prior to taking any such action, and Sublandlord shall use commercially reasonable efforts to request the consent of  Master Landlord. Subtenant shall not take any such action without obtaining such consents of Master Landlord, Sublandlord.

(k)          Notwithstanding anything contrary contained herein, any charges levied by Master Landlord for the return of the Premises shall be the liability of Subtenant under the terms of the Master Lease.

12.          Brokerage.  Each party represents and warrants to the other that it has not dealt with any broker, consultant, finder or agent in connection with this Sublease, except for CBRE, Inc. representation for the Sublandlord and Cushman and Wakefield - Mike Richmond in representation of the Subtenant. Sublandlord and Subtenant each hereby indemnifies and holds harmless the other against and from any and all claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith including, without limitation, reasonable attorneys' fees and expenses, arising from any breach by such party of the foregoing representation and warranty made by it.

13.          Assignment.  Subtenant may not assign this Sublease or sublet  the Subleased Premises, or any part thereof, without the prior written consent of the Master Landlord and Sublandlord.  This Sublease shall not be assigned by operation of law.  Any attempt to sell, assign, or sublet without the required consent of Sublandlord and Master Landlord (if required under the Master Lease) shall constitute a default hereunder by Subtenant.

14.          Defaults.  The occurrence of any of the following shall constitute an Event of Default by Subtenant:

(a)         If any default of either party continues uncorrected for thirty (30) days (five (5) days in the case of a default in the payment of Rent or any other amount due hereunder) after receipt of written notice from the other party, stating with particularity the nature and extent of the default, the party giving such notice may terminate this Sublease by written notice (the “Termination Notice”); provided, however, that such Termination Notice shall not be effective if within thirty (30) days (five (5) days in the case of a default in the payment of Rent or any other amount due hereunder) after its receipt the party in default either (i) in the event of a payment default, pays the full amount due, (ii) undertakes to correct such default and diligently pursues the cure of such default to completion or (iii) commences an alternate dispute resolution proceeding or contests the existence of the default in a court of competent jurisdiction and complies with the final order of any court in which the case is tried or the final order of any court to which an appeal is taken within thirty (30) days after entry of final judgment.  No delay or omission of either party in exercising any right accruing upon any default of the other party shall impair any such right or be construed to be a waiver thereof, and every such right may be exercised at any time during the continuance of such default.  A waiver by either of the parties of a breach or a default under any of the terms and conditions of this Sublease by the other party shall not be construed to be a waiver of any subsequent breach or default or of any other term or condition of this Sublease. No remedy provided in this Sublease shall be exclusive, but each shall be cumulative with all other remedies provided in this Sublease, the Master Lease and at law or equity.

(b)         Should either of the parties at any time fail or omit to do any act or thing provided under this Sublease to be done by such party, then the other party may, in its sole discretion, itself do or cause to be done such act or thing after expiration of the applicable notice and/or grace period. Any monies paid in connection with the performance of such act or thing shall, if paid by Sublandlord, constitute Additional Rent to be due and payable within fifteen (15) days of notice given by Sublandlord of the nature and amount thereof, and if paid by Subtenant, shall constitute advance Rent and shall, upon notice given by Subtenant of the nature and amount thereof, be credited against the next monthly installment of Rent and subsequent installments until credited in full~~.~~

15.         Indemnification by Subtenant.  Subtenant agrees to indemnify Sublandlord and hold Sublandlord harmless from and against any and all claims, damages, costs and expenses (including reasonable attorneys’ fees) arising from (i) the breach or default by Subtenant of any term, covenant, or agreement on the part of Subtenant to be performed pursuant to the terms of this Sublease or the Master Lease; (ii) any damage or injury to persons or property occurring upon or in connection with the use or occupancy of the Subleased Premises resulting from any act or omission of Subtenant, its agents, contractors, servants, employees, invitees, concessionaires or licensees; or (iii) any damage or injury to the person, property, or business of Subtenant, its employees, agents, contractors, or invitees entering upon the Subleased Premises.  In case any action or proceeding is brought against Sublandlord by reason of any such claim, Subtenant, upon notice from Sublandlord, covenants to diligently defend such action or proceeding, and to retain legal counsel reasonably satisfactory to Sublandlord in connection therewith. All property of subtenant kept or stored on the Premises or in the Building shall be so kept or stored at the risk of Subtenant only.

16.       Dispute Resolution. Sublandlord and Subtenant shall attempt to settle any claim or controversy arising out of this Sublease through consultation and negotiation in good faith. If such attempts fail, then the dispute shall first be submitted to a mutually acceptable neutral advisor for mediation, fact-finding or other form of alternate dispute resolution. Neither party may unreasonably withhold acceptance of such an advisor, and the advisor shall be selected within 30 days after notice by one party demanding such mediation. Cost of such mediation or any other alternate dispute resolution agreed upon by the parties shall be shared equally by Sublandlord and Subtenant.  Any dispute which cannot be so resolved between the parties within ninety (90) days of the date of the initial demand by either party for such mediation, shall be finally determined by the courts. The use of such a procedure shall not be construed to affect adversely the rights of either party under the doctrines of laches, waiver or estoppel. Nothing in this Section shall prevent either party from pursuing judicial proceedings if (a) good faith efforts to resolve a dispute under these procedures have been unsuccessful or (b) interim resort to a court is necessary to prevent serious and irreparable injury to a party or to others.

17.         Costs. In the event of a dispute between the parties which requires a party hereto to seek redress through an action at law or in equity (or to seek redress through a form of alternative dispute resolution) the losing party shall pay, upon demand, all of the prevailing party's costs, charges and expenses, including reasonable attorneys' fees, incurred by such prevailing party in connection with the resolution of such dispute; provided, however, attorneys' fees shall be due and payable only if the prevailing party is required to file suit due to default by the losing party. For purposes of this Section, the term “losing party” shall mean the party which obtains substantially less relief than originally sought by such party in the legal or equitable action (or alternative dispute resolution forum) and the term “prevailing party” shall mean the party which obtained substantially the relief sought by such party in the legal or equitable action (or alternative dispute resolution forum).

18.          Governing Law.  This Sublease shall be construed and enforced in accordance with the laws of the State in which the Subleased Premises are located.

19.          Notice.  Notices given hereunder shall be given in the same manner as required under this Sublease to the parties at the following addresses:

Sublandlord: 1303 East Algonquin Road, 3rd Floor Schaumburg, IL 60196 Attention: Global Real Estate Lease Administration	Subtenant: All West Bancorp 756 East Winchester Street, Suite 100 Murray, Utah 84107 Attn: Javvis Jacobson

with a copy to: 500 West Monroe St, 37th Floor Chicago, IL 60661 Attention: Global Real Estate	with a copy to: All West Bancorp 756 East Winchester Street, Suite 100 Murray, Utah 84107 Attn: Teralea Monroe

20.          Miscellaneous.

(a)          This Sublease may not be modified or amended without the prior written consent of Sublandlord and Subtenant.

(b)       If any provision of this Sublease shall be invalid or unenforceable, such provision shall be severable and such invalidity or unenforceability shall not impair the validity of any other provision of this Sublease.

(c)          This Sublease may be executed in several counterparts, each of which shall be deemed an original when executed and delivered to the other party, but all of which shall constitute one and the same instrument.

(d)          This Sublease shall be binding upon and inure to the benefit of the parties’ respective successors and permitted assigns, subject to all agreements and restrictions contained in the Master Lease, this Sublease and this Sublease with respect to sublease, assignment or other transfer.  The agreements contained herein and the Master Lease constitute the entire understanding between the parties with respect to the subject matter hereof and supersede all prior agreements except for the Master Lease, written or oral, inconsistent herewith.

21.          Limitation of Liability

(a)        SUBLANDLORD’S LIMITATION OF LIABILITY.  SUBLANDLORD WILL NOT BE LIABLE TO SUBTENANT OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME) ARISING FROM ANY CLAIM RELATING TO THIS SUBLEASE OR ANY OF THE SERVICES PROVIDED HEREUNDER (INCLUDING POWER OUTAGES), WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE.  IN ADDITION, EXCEPT AS EXPRESSLY SET FORTH IN THIS SUBLEASE, SUBLANDLORD WILL NOT BE LIABLE TO SUBTENANT OR ANY THIRD PARTY FOR ANY DIRECT DAMAGES ARISING FROM ANY CLAIM RELATING TO THIS SUBLEASE OR ANY OF THE SERVICES PROVIDED HEREUNDER OR REQUIRED TO BE PROVIDED HEREUNDER, EXCEPT TO THE EXTENT THAT SUCH DIRECT DAMAGES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUBLANDLORD OR ITS AFFILIATES.

(b)         SUBTENANT’S LIMITATION OF LIABILITY.   EXCEPT TO THE EXTENT SUBLANDLORD IS SUBJECT TO SUCH DAMAGES PURSUANT TO THE TERMS OF THIS SUBLEASE, SUBTENANT WILL NOT BE LIABLE TO SUBLANDLORD OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME) ARISING FROM ANY CLAIM RELATING TO THIS SUBLEASE, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE.

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IN WITNESS WHEREOF, the parties hereto have executed this Sublease Agreement as of the date first above written.

SUBLANDLORD:

Motorola Solutions, Inc.

By:
Name: Rita Rojas
Title: Authorized Representative

SUBTENANT:

All West Bancorp

By:
Name: Kent Landvatter
Title: President/CEO

EXHIBIT A

Master Lease

(see attached)

Exhibit A

EXHIBIT B

Description of Premises

[to be attached]

Exhibit B

EXHIBIT C

Rent Schedule

Months	Annual Rent/SF	Monthly Rent
1-12	$18.00	$28,353.00
13-24	$18.54	$29,203.59
25-[Last month of the Term]	$19.10	$30,079.70

 In the event the Term of this Lease commences or ends on a day other than the first or last day of a calendar month, then the Rent shall be prorated as of the date of commencement or termination.

Provided Subtenant is not in default beyond notice and opportunity to cure hereunder, half of the Rent shall abate from the second (2nd) month through the fifteenth (15th) month of the Term. If this Sublease is terminated as a result of Subtenant’s default, then the portion of such Rent so abated shall become immediately due and payable by Subtenant to Sublandlord.  If upon the Expiration Date, Subtenant is not in default hereunder, Subtenant shall be relieved of its obligation to pay such abated Rent.

Exhibit C